Exhibit 99.1

Forsyth Capital Completes Acquisition of Baldwin

Boca Raton, FL, March 20, 2012 – Baldwin Technology Company, Inc. (NYSE AMEX: BLD), a global leader in process automation technology for the print media industry, reported that the transaction previously announced on December 23, 2011 was completed today, and Baldwin has been acquired by Forsyth Baldwin, LLC, an entity owned by Forsyth Capital Investors, LLC. Baldwin will be delisted from the NYSE Amex and its securities will no longer be registered.

Baldwin’s stockholders will receive $0.96 in cash for each share of Baldwin Class A or Class B Common Stock. Letters of Transmittal will be sent by the Exchange Agent this week to each stockholder of record with instructions to follow in sending in their stock certificates in exchange for the cash consideration. Beneficial owners will receive cash in their brokerage accounts. For any questions regarding procedures related to the exchange of Baldwin stock, stockholders may contact Helen Oster at 203 402 1004.

About Baldwin Technology Company, Inc.
Baldwin Technology Company, Inc. is a leading international supplier of process automation equipment and related consumables for the print media industry. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of the printing process. Headquartered in Boca Raton, Florida, the company has operations strategically located in the major print media markets and distributes its products via a global sales and service infrastructure. Baldwin's technology and products include cleaning systems, fluid management and ink control systems, web press protection systems, drying and curing systems and related consumables. For more information, visit: www.baldwintech.com.

About Forsyth Capital Investors, LLC
Forsyth Capital Investors is a St. Louis-based investment firm focused on making long-term investments in middle-market companies operating in the capital equipment and component manufacturing and insurance services sectors. Forsyth Capital’s investment approach offers a balanced blend of private equity fundamentals and significant operational expertise made possible by its strategic relationship with Barry-Wehmiller Companies, Inc., a diversified capital equipment manufacturer. Because of its unique relationship with an active operating company, Forsyth Capital Investors offers many of the value-added resources of a strategic partner, while maintaining the entrepreneurial spirit and autonomy of the portfolio company’s leadership team. For more information, visit www.forsythcapital.com.

Contact: Helen P. Oster, Tel: 203 402 1004, email: helen.oster@baldwintech.com